EXHIBIT 8.1

[FORM OF OPINION OF AKIN GUMP STRAUSS HAUER & FELD LLP]

[DATE]

Greenlight Capital Re, Ltd.

802 West Bay Road, The Grand Pavilion P.O. Box 31110

Grand Cayman, KY 1-1205

Cayman Islands

Re:

Registration Statement on Form S-1 of Greenlight Capital Re, Ltd. filed

January 16, 2007 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as special tax counsel for Greenlight Capital Re, Ltd., a Cayman Islands exempted company (the “Company”) in connection with the transactions described in the Registration Statement (the “Transaction”).

We hereby confirm that the discussion and the legal conclusions set forth in the Registration Statement under the heading “Certain United States Tax Considerations” are accurate and complete in all material respects and constitutes our opinion, which is subject to the assumptions and qualifications set forth therein, as to the material tax consequences of the Transaction.

In rendering this opinion, we do not express any opinion concerning any laws other than the Federal laws of the United States, including without limitation the Internal Revenue Code of 1986, as amended.  Our opinion is based upon the existing provisions of applicable law and the regulations issued or proposed thereunder, published rulings and releases of applicable agencies or other governmental bodies and existing case law, any of which or the effect of any of which could change at any time.  Any such changes may be retroactive in application and could modify the legal conclusions upon which our opinion is based.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Certain United States Tax Considerations.”  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations thereunder.

IRS Circular 230 Notice Requirement.  The tax advice contained in this document is not given in the form of a covered opinion, within the meaning of Circular 230 issued by the United States Secretary of the Treasury.  Thus, we are required to inform you that you cannot rely upon any advice contained in this document for the purpose of avoiding United States federal tax penalties.  The tax advice contained in this document was written to support the promotion or marketing of the transactions or matters described in this document.  Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Very truly yours,